Exhibit 4.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE ADT CORPORATION

September 26, 2012

The ADT Corporation (the “Corporation”) does hereby certify that:

FIRST: Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following clause at the end of Section 2 thereof:

“G. Upon the effectiveness of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation containing this sentence, each share of Common Stock issued and outstanding immediately before such effectiveness shall be reclassified, subdivided and changed into 7,995.554990 shares of Common Stock.”

SECOND: The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Sections 242 of the Delaware General Corporation Law at a duly held meeting of the stockholders of the Company.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date first above written.

THE ADT CORPORATION

By:	/s/ N. David Bleisch
	Name:	N. David Bleisch
	Title:	Secretary

[Signature Page to ADT Stock Split Charter Amendment]